Exhibit 99.1

FIRST KEYSTONE ANNOUNCES

THIRD QUARTER 2026 EARNINGS (UNAUDITED)

Berwick, Pennsylvania – October 30, 2026 - First Keystone Corporation (OTCID: FKYS), parent company of First Keystone Community Bank, reported an increase in total interest income of $3,195,000 or 5.6%, as compared to the nine months ended September 30, 2025. The increase was predominantly due to interest earned on increased balances of interest-bearing deposits held at the Federal Reserve Bank compared to the same period in 2025. Total interest expense increased by $957,000 or 3.3% overall, mainly due to an increase of $675,000 in interest expense related to interest paid on the Bank’s outstanding subordinated debt due to the contracted change from fixed to floating rate which transpired in 2026. The rate paid on the subordinated debt increased from 4.375% fixed to a floating rate which was equivalent to 7.745% as of the September 30, 2026 interest payment. The net effect of derivative agreements decreased net interest income by $809,000 for the nine months ended September 30, 2026 and increased net interest income by $586,000 for the nine months ended September 30, 2025. These derivative agreements are part of the Corporation’s interest rate risk management strategy and are intended to mitigate exposure to changes in market interest rates. The provision for credit losses for the nine month period decreased by $1,894,000 to a recovery of credit losses of $1,125,000 for the nine months ended September 30, 2026 compared to expense of $769,000 for the nine months ended September 30, 2025. The recovery of credit losses for the nine months ended September 30, 2026 was mainly the result of a decrease of $640,000 in the provision for credit losses related to the Bank’s owner-occupied, non-farm, non-residential loans. Of the $640,000, a decrease of $440,000 was due to a reduction in specific allocation on an individually evaluated loan and a decrease of $200,000 was attributable to a decrease in the outstanding principal balance of owner-occupied, non-farm, non-residential loans of $1,954,000, along with a decrease in the related quantitative loss rate. The Bank also experienced decreases in outstanding principal balance and quantitative loss rates related to pooled/collectively evaluated loans in two of the Bank’s larger loan categories: multifamily loans and non-owner occupied, non-farm, non-residential loans. The outstanding principal balance of pooled/collectively evaluated loans related to these two categories decreased by $7,659,000 and $3,710,000 during the nine months ended September 30, 2026. The provision for credit losses related to these categories decreased by $329,000 and $189,000, respectively as of the nine months ended September 30, 2026.

Non-interest income increased by $594,000 or 10.9% for the nine months ended September 30, 2026 as compared to the same period in 2025. Net securities gains improved by $537,000 to a gain of $665,000 compared to a gain of $128,000 as a result of changes in the mark-to-market adjustment on held equity securities. Other non-interest income decreased $201,000 mainly due to $255,000 in gains from life insurance proceeds realized from a death benefit received during the first nine months of 2025, offset by a recovery of $49,000 on a prior defalcation loss, an increase of $45,000 in ATM and debit card fees, and an increase of $30,000 in income related to bank owned life insurance recorded during the nine months ended September 30, 2026.

Non-interest expense increased by $1,309,000 or 5.3% for the nine months ended September 30, 2026 as compared to the same period in 2025. The increase was mainly due to a $605,000 increase in salaries and employee benefits, a $444,000 increase in professional services expense, a $366,000 increase in furniture, equipment and computers expense, an increase of $90,000 in ATM and debit card expenses, and an increase of $88,000 in data processing fees, offset by a decrease of $307,000 in other non-interest expense related to a fraud write off associated with a customer account realized in the first quarter of 2025.

Net income for the nine months ended September 30, 2026 was $9,475,000. Net income per share was $1.50 while dividends totaled $0.84 per share for the nine months ended September 30, 2026. Net income increased by $2,700,000 or 39.9% as compared to the same period in 2025. The increase was primarily due to increased interest income and a decrease in the provision for credit losses.

Total assets increased to $1,726,469,000 at September 30, 2026, an increase of $144,092,000 or 9.1% as compared to September 30, 2025. Cash and cash equivalents increased by $184,869,000 or 125.5% as compared to September 30, 2025 mainly due to increased deposit balances during the nine months ended September 30, 2026, offset with a decrease in the balance of securities and restricted stocks, as discussed below, and a decrease in the balance of loans which resulted from regular principal payments and paydowns outpacing new loan originations for the nine months ended September 30, 2026. Securities and restricted stocks decreased $34,082,000 or 8.1% as compared to September 30, 2025 mainly due to a decrease in securities balances of $34,877,000 which resulted from $64,025,000 in maturities, calls, and paydowns and a decline of $9,718,000 in the fair value adjustment on securities between September 30, 2025 and September 30, 2026, offset by investment purchases of $42,598,000 in 2026. Deposits increased by $123,299,000 or 10.3% at September 30, 2026 as compared to September 30, 2025 due to increases in retail CDs offset with decreases in other retail deposits and brokered CDs. Stockholders’ equity increased $1,012,000 or 0.9% mainly due to increases in retained earnings and surplus of $1,813,000 and $1,233,000, respectively, offset by an increase of $2,187,000 in accumulated other comprehensive loss.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), Monroe (4), and Northampton (1) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; and Stifel Nicolaus & Co. Inc., 800-679-5446.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Jack W. Jones at 570-752-3671.